Exhibit 99.1

ProSomnus Announces Strong First Quarter 2024 Revenue Growth

ProSomnus Records 28% Year-Over-Year Revenue Growth Accompanied by Continued Strong Customer Satisfaction

PLEASANTON, Calif., May 16, 2024 (GLOBE NEWSWIRE) – ProSomnus, Inc. (the “Company”), the leading non-CPAP Obstructive Sleep Apnea (OSA) therapy, today announced results for the first quarter ended March 31, 2024.

●	Revenue for the first quarter of 2024 totaled $7.5 million, an increase of $1.7 million or 28% compared to $5.8 million for the first quarter of 2023 representing one of the highest growth rates in sleep medicine.
●	Industry leading six-day turnaround with on-time customer deliveries continuing above 99%.
●	RPMO2 Next Generation Remote Patient Monitoring device scheduled for expected final clinical testing before FDA submission during June 2024.

"These exceptional results demonstrate ProSomnus's value proposition, differentiation, and the quality of our people, providers, and processes," said Len Liptak, Chief Executive Officer. "To generate top tier revenue growth and make significant progress on our strategic initiatives, all while going through a restructuring, is truly an outstanding achievement.”

On May 7, 2024, ProSomnus entered into a voluntary restructuring under Chapter 11 of the U.S. Bankruptcy Code, the terms of which were designed to enable the Company to maintain normal business operations for customers and suppliers during and after this restructuring process. The restructuring plan is expected to provide an aggregate of $20 million of new capital, reduce the outstanding senior and subordinate secured debt by approximately 60%, and result in the Company returning to operating as a private company. The Company expects customers to continue experiencing predictable turn-around times and on-time order fulfillment, continued exceptional device quality and performance, and prompt and responsive levels of customer service.

About ProSomnus

ProSomnus is the leading non-CPAP therapy TM for the treatment of Obstructive Sleep Apnea, a serious medical disease affecting over 1 billion people worldwide, that is associated with comorbidities including heart failure, stroke, hypertension, morbid obesity, and type 2 diabetes. ProSomnus intraoral medical devices are engineered to precisely track the treatment plan and anatomy for each patient. Non-invasive, patient preferred and easy to use, ProSomnus devices have demonstrated excellent efficacy, safety, adherence, and overall outcomes in a growing body of clinical investigations. ProSomnus precision intraoral devices are FDA-cleared, patented, and covered by commercial medical insurance, Medicare, TRICARE and many Government-sponsored healthcare plans around the world, representing over 200 million covered lives. To learn more, visit www.ProSomnus.com.

Additional Information

Filings and other information related to the Company’s Chapter 11 restructuring case are available on a separate website administrated by the Company’s claims agent, at www.kccllc.net/prosomnus.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally relate to future events. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and the Company’s expectations, strategy, plans or intentions regarding it. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s continued operation of the business; the Company’s expectations regarding the anticipated restructuring; including the terms of the plan, implementation of the plan, the effects of such plan, and amounts of funding received by the Company pursuant to such plan; the Company’s expectations regarding the timing of the restructuring and the sufficiency of liquidity to complete the restructuring; and the Company’s operations post-restructuring.

All forward-looking statements included in this press release are made as of the date of this release, based on information currently available to the Company, deal with future events, and are subject to various risks and uncertainties, including the risk that the Company’s ability to fund its planned operations for the next twelve months and its ability to continue as a going concern; the adverse impact of the restructuring on the Company’s business, financial condition, and results of operations; the Company’s ability to successfully consummate the restructuring and emerge from the restructuring process, including by entering into and ultimately completing the restructuring; the Company’s ability to improve its liquidity and long-term capital structure and to address its debt service obligations through the restructuring; the Company’s ability to make the required payments under the agreements governing its current debt obligations; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the restructuring; the effects of the restructuring on the Company and the interests of various constituents; risks and uncertainties associated with the restructuring, including the Company’s ability to receive approvals for the various elements of the restructuring, obtain confirmation of the restructuring plan and successfully consummate the restructuring; and the Company’s ability to receive any required approvals of the restructuring plan and the responses of its securityholders and other stakeholders, including those party to any potential financing, among other risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from the Company’s current expectations are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2024 and the amendment thereto filed on April 29, 2024, any subsequently filed Quarterly Reports on Form 10-Q, and its other reports, each as filed with the SEC. Except as required by law, the Company assumes no obligation to update any such forward-looking statement after the date of this Current Report or to conform these forward-looking statements to actual results.

Investor Contact
Mike Cavanaugh
ICR Westwicke
Phone: +1.617.877.9641
Email: Mike.Cavanaugh@westwicke.com

Media Contact
Heather Whalen
ProSomnus
Phone: +1.925.360.2990
Email: HWhalen@ProSomnus.com